Exhibit 10.13

CABLE TELEVISION FRANCHISE ORDINANCE

FOR THE

CITY OF MONTGOMERY, ALABAMA

AND

KNOLOGY OF MONTGOMERY, INC.

D/B/A KNOLOGY, INC.

November 5, 2007

TABLE OF CONTENTS

SECTION 1.	SHORT TITLE AND DEFINITIONS		1

	1.	Short Title	1
	2.	Definitions	1

SECTION 2.	GRANT OF AUTHORITY AND GENERAL PROVISIONS		5

	1.	Grant of Franchise	5
	2.	Grant of Nonexclusive Authority	5
	3,	Lease or Assignment Prohibited	6
	4.	Franchise Term	6
	5.	Previous Franchises	6
	6.	Compliance with Applicable Laws, Resolutions and Ordinances	6
	7.	Rules of Grantee	7
	8.	Territorial Area Involved	7
	9.	Written Notice	7
	10.	Ownership of Grantee	7

SECTION 3.	CONSTRUCTION STANDARDS		8

	1.	Registration, Permits Construction Codes and Cooperation	8
	2.	Ongoing Construction	8
	3.	Use of existing poles or conduits	9
	4.	Minimum Interference	9
	5.	Disturbance or damage	10
	6.	Temporary Relocation	10
	7.	Emergency	10
	8.	Tree Trimming	11
	9.	Protection of facilities	11
	10.	Installation records	11
	11.	Locating facilities	11
	12.	City’s rights	11
	13.	Relocation delays	12
	14.	Interference with City Facilities	12
	15.	Interference with Utility Facilities	12
	16.	Collocation	12
	17.	Safety Requirements	12

SECTION 4.	DESIGN PROVISION		13

	1.	System Upgrade: Minimum Channel Capacity	13
	2.	Construction Timetable	13
	3.	Interruption of Service	14
	4.	Emergency Alert Capability	14
	5.	Technical Standards	14
	6.	Special Testing	14
	7.	FCC Reports	15
	8.	Interconnection	15
	9.	Annexation	15

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	10.	Line Extension	15
	11.	Lockout Device	16

SECTION 5.	SERVICE PROVISIONS		16

	1.	Regulation of Service Rates	16
	2.	Non-Standard Installations	16
	3	Sales Procedures	16
	4.	Consumer Protection and Service Standards	16
	5.	Subscriber Contracts	20
	6.	Refund Policy	20
	7.	Late Fees	20
	8.	Local Office Policy	20

SECTION 6.	ACCESS CHANNEL(S) PROVISIONS		20

	1.	Grantee Support for PEG Access	20
	2.	Compliance with Federal Law	21

SECTION 7.	OPERATION AND ADMINISTRATION PROVISIONS		21

	1.	Administration of Franchise	21
	2.	Delegated-Authority	21
	3.	Franchise Fee	21
	4.	Discounted Rates	21
	5.	Not Franchise Fees	22
	6.	Access to Records	22
	7.	Reports and Maps to be Filed with City	23
	8.	Periodic Evaluation	23

SECTION 8.	GENERAL FINANCIAL AND INSURANCE PROVISIONS		24

	1.	Letter of Credit	24
	2.	Liquidated Damages	25
	3.	Liability Insurance	26
	4.	Indemnification	27
	5.	Grantee’s Insurance	28

SECTION 9.	SALE, ABANDONMENT, TRANSFER, AND REVOCATION OF FRANCHISE		29

	1.	City’s Right to Revoke	29
	2.	Procedures for Revocation	29
	3	Abandonment of Service	30
	4.	Removal After Abandonment. Termination or Forfeiture	30
	5.	Sale or Transfer of Franchise	30

SECTION 10.	PROTECTION OF INDIVIDUAL RIGHTS		32

	1.	Discriminatory Practices Prohibited	32
	2.	Subscriber Privacy	32

SECTION 11.	UNAUTHORIZED CONNECTIONS AND MODIFICATIONS		33

	1.	Unauthorized Connections or Modifications Prohibited	33

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	2.	Removal or Destruction Prohibited	33
	3.	Penalty	33

SECTION 12.	MISCELLANEOUS PROVISIONS		33

	1.	Franchise Renewal	33
	2.	Work Performed by Others	33
	3.	Amendment of Franchise Ordinance	33
	4.	Compliance with Federal, State and Local Laws	33
	5.	Nonenforcement by City	34
	6.	Rights Cumulative	34
	7.	Grantee Acknowledgment of Validity of Franchise	34
	8.	Force Majeure	34

SECTION 13.	PUBLICATION EFFECTIVE DATE; ACCEPTANCE AND EXHIBITS		35

	1.	Publication, Effective Date	35
	2.	Acceptance	35

EXHIBIT A.	OWNERSHIP		1

EXHIBIT B.	COMMITMENT TO PEG ACCESS FACILITIES AND EQUIPMENT		1

EXHIBIT C.	SERVICE TO PUBLIC AND PRIVATE BUILDINGS

EXHIBIT D.	ADDITIONAL TWO-WAY CONNECTIONS TO PUBLIC INSTITUTIONS		1

EXHIBIT E.	DESCRIPTION OF SYSTEM		1

EXHIBIT F.	FRANCHISE FEE PAYMENT WORKSHEET		1

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ORDINANCE NO. 78-2007

AN ORDINANCE GRANTING A FRANCHISE TO KNOLOGY OF MONTGOMERY, INC. D/B/A KNOLOGY, INC., TO CONSTRUCT, OPERATE, AND MAINTAIN A CABLE SYSTEM IN THE CITY OF MONTGOMERY, ALABAMA SETTING FORTH CONDITIONS ACCOMPANYING THE GRANT OF THE FRANCHISE; PROVIDING FOR REGULATION AND USE OF THE SYSTEM AND THE PUBLIC RIGHTS-OF-WAY AND PRESCRIBING PENALTIES FOR THE VIOLATION OF THE PROVISIONS HEREIN;

The City Council of the City of Montgomery Alabama ordains:

STATEMENT OF INTENT AND PURPOSE

City intends, by the adoption of this Franchise, to bring about the further development of a Cable System, and the continued operation of it. Such development can contribute significantly to the communication needs and desires of the residents and citizens of City and the public generally. Further, City may achieve better utilization and improvement of public services and enhanced economic development with the development and operation of a Cable System.

Adoption of this Franchise is, in the judgment of the City Council, in the best interests of City and its residents.

FINDINGS

In the review of the request for renewal by Grantee and negotiations related thereto, and as a result of a public hearing, the City Council makes the following findings:

1.	Grantee’s technical ability, financial condition, legal qualifications, and character were considered and approved in a full public proceeding after due notice and a reasonable opportunity to be heard;

2.	Grantee’s plans for constructing, upgrading, and operating the Cable System were considered and found adequate and feasible in a full public proceeding after due notice and a reasonable opportunity to be heard;

3.	The Franchise granted to Grantee by City complies with the existing applicable state statutes, federal laws and regulations; and

4.	The Franchise granted to Grantee is nonexclusive.

SECTION 1.

SHORT TITLE AND DEFINITIONS

1.	Short Title. This Franchise Ordinance shall be known and cited as the Cable Television Franchise Ordinance.

2.	Definitions. For the purposes of this Franchise, the following terms, phrases, words, and their derivations shall have the meaning given herein. When not inconsistent with the context, words in the singular number include the plural number, and words in the plural number include the singular number. The word “shall” is always mandatory and not merely directory. The word “may” is directory and discretionary and not mandatory. Words not defined shall be given their common and ordinary meaning.

a.	“Applicable Laws” means any law, statute, charter, ordinance, rule, regulation, code, license, certificate, franchise, permit, writ, ruling, award, executive order, directive, requirement, injunction (whether temporary, preliminary or permanent), judgment, decree or other order issued, executed, entered or deemed applicable by any governmental authority.

b.	“Basic Cable Service” means any Service tier which includes the lawful retransmission of local television broadcast signals and any public, educational, and governmental access programming required by the Franchise to be carried on the basic tier. Basic Cable Service as defined herein shall be the definition set forth in 47 U.S.C. § 543(b)(7).

c.	“Cable Service” or “Service” means (A) the one-way transmission to Subscribers of (i) Video Programming or (ii) Other Programming Service, and (B) Subscriber interaction, if any, which is required for the selection or use of such Video Programming or Other Programming Service. Cable Service as defined herein shall be the definition set forth in 47 U.S.C. § 522(6).

d.	“Cable System” or “System” means a facility, consisting of a set of closed transmission paths and associated signal generation, reception, and control equipment that is designed to provide Cable Service which includes Video Programming and which is provided to multiple Subscribers within a community, but such term does not include:

i.	a facility that serves only to retransmit the television signals of one (1) or more television broadcast stations;

ii.	a facility that serves Subscribers without using any public Right-of-Way;

iii.	a facility of common carrier which is subject, in whole or in part, to the provisions of 47 U.S.C. § 201 et seq., except that such facility shall be considered a Cable System (other than for purposes of 47 U.S.C. § 541(c)) to the extent such facility is used in the transmission of Video Programming directly to Subscribers, unless the extent of such use is solely to provide interactive on-demand services;

iv.	an open video system that complies with 47 U.S.C. § 573; or

v.	any facilities of any electric utility used solely for operating its electric utility systems.

Cable System as defined herein shall be the definition set forth in 47 U.S.C. § 522(7).

e.	“Channel” or “Cable Channel” means a portion of the electromagnetic frequency spectrum which is used in a Cable System and which is capable of delivering a television Channel as defined by the FCC. Cable Channel as defined herein shall be the definition set forth in 47 U.S.C. § 522(4).

f.	“City” means City of Montgomery, a municipal corporation, in the State of Alabama, acting by and through its City Council, or its lawfully appointed designee.

g.	“City Council” means the governing body of the City of Montgomery, Alabama.

h.	“Converter” means an electronic device which converts signals to a frequency acceptable to a television receiver of a Subscriber.

i.	“Drop” means the cable that connects the ground block on the Subscriber’s residence to the nearest feeder cable of the System.

j.	“FCC” means the Federal Communications Commission and any legally appointed, designated or elected agent or successor.

k.	“Franchise” or “Cable Franchise” means this franchise ordinance and the regulatory and contractual relationship established hereby.

l.	“Franchise Fee” includes any tax, fee, or assessment of any kind imposed by the City or other governmental entity on Grantee or Subscriber, or both, solely because of their status as such. It does not include any tax, fee, or assessment of general applicability (including any such tax, fee, or assessment imposed on both utilities and cable operators or their services but not including a tax, fee, or assessment which is unduly discriminatory against cable operators or cable Subscribers); capital costs which are required by the Franchise to be incurred by Grantee for public, educational, or governmental access facilities; requirements or charges incidental to the awarding or enforcing of the Franchise, including payments for bonds, security funds, letters of credit, insurance, indemnification, penalties, or liquidated damages; or any fee imposed under Title 17 of the United States Code. Franchise Fee defined herein shall be the definition set forth in 47 U.S.C. § 542(g).

m.	“Grantee” is Knology of Montgomery, Inc. d/b/a Knology, Inc., its lawful successors, transferees or assignees.

n.

“Gross Revenue” means any and all revenue derived by Grantee from the operation of its Cable System to provide Cable Service within the City including, but not limited to, 1) all Cable Service fees, 2) Franchise Fees, 3) late fees and returned check fees, 4) Installation and reconnection fees, 5) upgrade and downgrade fees, 6) local, state and national advertising revenue, 7) home shopping commissions, 8) equipment rental fees, and 9) written or electronic Channel guide revenue. The term “Gross Revenue” shall not include launch fees, bad debts or any taxes or fees on Services furnished by Grantee imposed upon

Subscribers by any municipality, state or other governmental unit, including the FCC regulatory fee, credits, refunds and any amounts collected from Subscribers for deposits, PEG fees or PEG support. City and Grantee acknowledge and agree that Grantee will maintain its books and records in accordance with generally accepted accounting principles (GAAP).

o.	“Installation” means any connection of the System from feeder cable to the point of connection including Standard Installations and custom Installations with the Subscriber Converter or other terminal equipment.

p.	“Lockout Device” means an optional mechanical or electrical accessory to a Subscriber’s terminal which inhibits the viewing of a certain program, certain Channel, or certain Channels provided by way of the Cable System.

q.	“Normal Business Hours” means those hours during which most similar businesses in City are open to serve customers. In all cases, “Normal Business Hours” must include some evening hours, at least one (1) night per week and/or some weekend hours. Normal Business Hours as defined herein shall be the definition set forth in 47 C.F.R. § 76.309.

r.	“Normal Operating Conditions” means those Service conditions which are within the control of Grantee. Those conditions which are not within the control of Grantee include, but are not limited to, natural disasters, civil disturbances, power outages, telephone network outages, and severe or unusual weather conditions. Those conditions which are ordinarily within the control of Grantee include, but are not limited to, special promotions, pay-per-view events, rate increases, regular peak or seasonal demand periods, and maintenance or upgrade of the Cable System. Normal Operating Conditions as defined herein shall be the definition set forth in 47 C.F.R. § 76.309.

s.	“Other Programming Service” means information that a cable operator makes available to all Subscribers generally. Other Programming Services as defined herein shall be the definition set forth in 47 U.S.C. § 522(14).

t.	“PEG” means public, educational and governmental.

u.	“Person” is any Person, firm, partnership, association, corporation, company, limited liability entity or other legal entity.

v.	“Right-of-Way” or “Rights-of-Way” means the area on, below, or above any real property in City in which the City has an interest including, but not limited to any street, road, highway, alley, sidewalk, parkway, utility easements or any other place, area, or real property owned by or under the control of City which are dedicated for compatible use.

w.	“Right-of-Way Ordinance” means any ordinance or other applicable code requirements regarding regulation, management and use of Rights-of-Way in City, including registration and permitting requirements.

x.	“Service Area” or “Franchise Area” means the entire geographic area within the City as it is now constituted or may in the future be constituted.

y.	“Service Interruption” means the loss of picture or sound on one (1) or more Cable Channels. Service Interruption as defined herein shall be the definition set forth in 47 C.F.R. § 76.309.

z.	“Standard Installation” means any residential or commercial Installation which can be completed using a Drop of one hundred fifty (150) feet or less.

aa.	“Subscriber” means any Person who receives broadcast programming distributed by a Cable System and does not further distribute it. Subscriber as defined herein shall be the definition set forth in 47 C.F.R. § 76.5(ee).

bb.	“Video Programming” means programming provided by, or generally considered comparable to programming provided by, a television broadcast station. Video Programming as defined herein shall be the definition set forth in 47 U.S.C, § 522(20).

SECTION 2.

GRANT OF AUTHORITY AND GENERAL PROVISIONS

1.	Grant of Franchise. This Franchise is granted pursuant to the terms and conditions contained herein. Failure of Grantee to provide a System as described herein, or meet the obligations and comply with all provisions herein, shall be deemed a violation of this Franchise.

2.	Grant of Nonexclusive Authority.

a.	The Grantee shall have the right and privilege, subject to the permitting and other lawful requirements of City ordinance, rule or procedure, to construct, erect, and maintain, in, upon, along, across, above, over and under the Rights-of-Way in City a Cable System and shall have the right and privilege to provide Cable Service. The System constructed and maintained by Grantee or its agents shall not interfere with other uses of the Rights-of-Way. Grantee shall make use of existing poles and other above and below ground facilities available to Grantee to the extent it is technically and economically feasible to do so.

b.	Notwithstanding the above grant to use Rights-of-Way, no Right-of-Way shall be used by Grantee if City determines, in its sole discretion, that such use is inconsistent with the terms, conditions, or provisions by which such Right-of-Way was created or dedicated, or with the present use of the Right-of-Way.

c.	This Franchise shall be nonexclusive, and City reserves the right to grant use of said Rights-of-Way to any Person at any time during the period of this Franchise for the provision of Cable Service.

d.	The Grantee acknowledges and agrees that the City reserves the right to grant one (1) or more additional franchises or other similar lawful authorization to provide Cable Services within the City; provided, however, that no such franchise or similar lawful authorization shall contain material terms or conditions which, when considered as a whole, are substantially more favorable or less burdensome to the competitive provider than the material terms and conditions herein. The parties agree that this provision shall not require a word for word identical franchise or authorization for a competitive entity so long as the overall regulatory and financial burdens on each entity are generally equivalent.

e.	Notwithstanding any provision to the contrary, should any non-wireless facilities based entity provide Cable Service within the Franchise Area during the term of this Franchise without a Franchise granted by the City and the City has the legal authority under State and Federal law to impose a Franchise on such entity, then Grantee shall have all rights which may be available to assert, at Grantee’s option, that this Franchise is rendered “commercially impracticable,” and invoke the modification procedures set forth in Section 625 of the Cable Act.

3.	Lease or Assignment Prohibited. No Person may lease Grantee’s System for the purpose of providing Cable Service until and unless such Person shall have first obtained and shall currently hold a valid franchise or other lawful authorization containing substantially similar burdens and obligations to this Franchise. Any assignment of rights under this Franchise shall be subject to and in accordance with the requirements of Section 9.5 of this Franchise. This provision shall not prevent Grantee from complying with any commercial leased access requirements or any other provisions of Applicable Law.

4.	Franchise Term. This Franchise shall be in effect for a period of ten (10) years from the date of execution by City, unless sooner renewed, revoked or terminated as herein provided.

5.	Previous Franchises. Upon acceptance by Grantee as required by Section 13.2 herein, this Franchise shall supersede and replace any previous ordinance or other authorization granting a franchise to Grantee. Ordinance No. 67-89 dated November 21, 1989, as amended, is hereby expressly repealed.

6.	Compliance with Applicable Laws, Resolutions and Ordinances.

a.	The terms of this Franchise shall define the contractual rights and obligations of Grantee with respect to the provision of Cable Service and operation of the System in City. However, Grantee shall at all times during the term of this Franchise be subject to all lawful exercise of the police power, statutory rights, local ordinance-making authority of the City. This Franchise may also be modified or amended with the written consent of City and Grantee as provided in Section 12.3 herein.

b.	Grantee shall comply with the terms of any City ordinance or regulation of general applicability which addresses usage of the Rights-of-Way within City, which may have the effect of superseding, modifying or amending the terms herein, except that Grantee shall not, through application of such City ordinance or regulation of Rights-of-Way, be subject to additional burdens with respect to usage of Rights-of-Way which exceed burdens on similarly situated Rights-of-Way users.

c.	In the event of any conflict between this Franchise and any City ordinance or regulation which addresses usage of the Rights-of-Way, the terms of this Franchise shall govern, provided however Grantee shall at all times comply with City ordinances of general applicability promulgated by the City in accordance with its police powers.

7.	Rules of Grantee. Grantee shall have the authority to promulgate such rules, regulations, terms and conditions governing the conduct of its business as shall be reasonably necessary to enable said Grantee to exercise its rights and perform its obligations under this Franchise and to assure uninterrupted Service to each and all of its Subscribers; provided that such rules, regulations, terms and conditions shall not be in conflict with Applicable Laws.

8.	Territorial Area Involved. This Franchise is granted for the corporate boundaries of City, as they exist from time to time. Access to Cable Service shall not be denied to any group of potential cable Subscribers because of the income of the potential cable Subscribers or the area in which such group resides.

9.	Written Notice. All notices, reports, or demands required to be given in writing under this Franchise shall be sent via registered or certified mail or shall be deemed to be given when delivered personally to any officer of Grantee or City Clerk or forty-eight (48) hours after it is deposited in the United States mail in a sealed envelope, postage prepaid thereon, addressed to the party to whom notice is being given, as follows:

If to City:	City Clerk
P.O. Box 1111
Montgomery, Alabama 36101

If to Grantee:	Knology of Montgomery, Inc.
1241 O.G. Skinner Drive
West Point, GA 31833
Attention: Director of Legal Affairs

Such addresses may be changed by either party upon notice to the other party given as provided in this section.

10.	Ownership of Grantee. Grantee represents and warrants to City that the names of the shareholders, partners, members or other equity owners of the Grantee and any of the shareholders, partners, members and/or other equity owners of Grantee are as set forth in Exhibit A hereto.

SECTION 3.

CONSTRUCTION STANDARDS

1.	Registration, Permits, Construction Codes, and Cooperation.

a.	Grantee shall comply with the construction requirements of local, state and federal laws.

b.	Grantee agrees to obtain a permit as required by City prior to removing, abandoning, relocating or reconstructing, if necessary, any portion of its facilities. Notwithstanding the foregoing, City understands and acknowledges there may be instances when Grantee is required to make repairs, in compliance with federal or state laws, that are of an emergency nature. Grantee will notify City prior to such repairs, if practicable, and will obtain the necessary permits in a reasonable time after notification to City.

c.	Reimbursement paid through the permitting process is separate and in addition to any other fees included in the Franchise. Grantee, at the time of or prior to submitting construction plans, shall provide City with a description of the type of Service to be provided by the Grantee in sufficient detail for City to determine compliance with the Franchise and Applicable Laws.

d.	City may issue reasonable policy guidelines to all grantees to establish procedures for determining how to control issuance of engineering permits to multiple grantees for the use of the same Rights-of-Way for their facilities. Grantee shall cooperate with City in establishing such policy and comply with the procedures established by the City Administrator or his or her designee to coordinate the issuance of multiple engineering permits in the same Right-of-Way segments.

e.	Grantee shall first obtain the written approval of City prior to commencing any construction or reconstruction on the Rights-of-Way and public places of City.

f.	Failure to obtain permits or comply with permit requirements shall subject Grantee to all enforcement remedies available to City under Applicable Laws or this Franchise.

g.	Grantee shall meet with developers and be present at pre-construction meetings to ensure that the newly constructed Cable System facilities are installed in new developments within City in a timely manner.

h.	If requested by the City, Grantee shall hold an annual meeting with City to coordinate construction plans of both parties for the upcoming year.

2.	Ongoing Construction. Grantee shall notify City at least ten (10) days prior to the commencement of any construction in any Rights-of-Way. Grantee shall provide to City a detailed site plan of any proposed construction or excavation. Grantee shall not open or disturb the surface of any Rights-of-Way or public place for any purpose without first having obtained a permit to do so in the manner provided by law. All excavation shall be coordinated with other utility excavation or construction so as to minimize disruption to the public. Any excavation shall be backfilled without delay and lawns, berms, gardens, shrubs, and flower beds returned and restored in as good a condition as before work involving such disturbance was done. Any excessive or loose dirt, gravel, mud or sand shall be removed from the property and deposited at an approval disposal site.

3.	Use of existing poles or conduits.

a.	Grantee shall utilize existing and/or replacement poles, conduits and other facilities whenever commercially reasonable and shall not construct or install any new, different or additional poles, conduits or other facilities on public property until the written approval of City is obtained. No location or any pole or wire-holding structure of Grantee shall be a vested interest, and such poles or structures shall be removed or modified by Grantee at its own expense whenever City determines that the public convenience would be enhanced thereby.

b.	The facilities of Grantee shall be installed underground in those areas of City where existing telephone and electric services are both underground at the time of construction by Grantee. In areas where either telephone or electric utility facilities are installed aerially at the time of System construction, Grantee may install its facilities aerially; however, at such time as the existing aerial facilities are placed underground, Grantee shall likewise place its facilities underground at its sole cost. If City requires utilities to bury lines which are currently overhead, and the City financially participates in said undergrounding, then the City will consider providing the same cost sharing to the Grantee.

c.	To the extent permitted under Grantee’s pole attachment agreements, City shall have the right to over-lash additional cable and related attachments to Grantee’s System free of charge. Where such over-lashing is pursuant to a planned large-scale construction project, City shall provide a minimum of ten (10) days advance notice to the Grantee. For all other over-lashing, City shall provide notice that is reasonably practicable under the circumstances. The City rights to over-lash facilities on Grantee’s System shall be limited to City owned facilities which are to be used for noncommercial, governmental/educational applications.

4.	Minimum Interference.

a.	Grantee shall use its best efforts to give reasonable prior notice to any adjacent private property owners who will be negatively affected or impacted by Grantee’s work in the Rights-of-Way.

b.	All transmission and distribution structures, lines and equipment erected by Grantee shall be located so as to cause minimum interference with the unencumbered use of Rights-of-Way and other public places and minimum interference with the rights and reasonable convenience of property owners who adjoin any of the Rights-of-Way and public places.

c.	Except as may be reasonably required to gain access to easements, Grantee shall provide advance notice to any private property owner and shall obtain authorization prior to commencing work on private property. The City acknowledges that it may be impractical to provide such notice with regard to work in an easement running along the backs of a lot.

5.	Disturbance or damage. Any and all Rights-of-Way, or public or private property, which are disturbed or damaged during the construction, repair, replacement, relocation, operation, maintenance, expansion, extension or reconstruction of the System shall be promptly and fully restored by Grantee, at its expense, to a condition as good as that prevailing prior to Grantee’s work, as determined by City. If Grantee shall fail to promptly perform the restoration required herein, after written request of City and reasonable opportunity to satisfy that request, City shall have the right to put the Rights-of-Way back into condition as good as that prevailing prior to Grantee’s work. In the event City determines that Grantee is responsible for such disturbance or damage, Grantee shall be obligated to fully reimburse City for such restoration within thirty (30) days after its receipt of City’s invoice thereof.

6.	Temporary Relocation.

a.	At any time during the period of the Franchise, Grantee shall, at its own expense, protect, support, temporarily disconnect, relocate or remove any of its property when, in the opinion of City, (i) the same is required by reason of traffic conditions, public safety, Rights-of-Way vacation, freeway or Rights-of-Way construction, alteration to or establishment of any Rights-of-Way or any facility within the Rights-of-Way, sidewalk, or other public place, including but not limited to, installation of sewers, drains, waterlines, power lines, traffic signal lines or transportation facilities; or (ii) a City project or activity makes disconnection, removal, or relocation necessary or less expensive for City.

b.	Grantee shall, on request of any Person holding a permit to move a building, temporarily raise or lower its wires to permit the movement of such buildings. The expense of such temporary removal or raising or lowering of wires shall be paid by the Person requesting the same, and Grantee shall have the authority to require such payment in advance. Grantee shall be given not less than five (5) days advance notice to arrange such temporary wire alterations.

7.	Emergency. Whenever, in case of fire or other emergency, it becomes necessary in the judgment of the City Administrator, police chief, fire chief, or their delegates, to remove or damage any of Grantee’s facilities, no charge shall be made by Grantee against City for restoration, repair or damages.

8.	Tree Trimming. Grantee shall comply with all applicable provisions of the Code of Ordinances of the City regarding the trimming of any tress on public property or in the Rights-of-Way.

9.	Protection of facilities. Nothing contained in this section shall relieve any Person from liability arising out of the failure to exercise reasonable care to avoid damaging Grantee’s facilities while performing any work connected with grading, regrading or changing the line of any Rights-of-Way or public place or the construction or reconstruction of any sewer or water system.

10.	Installation records. Each Grantee shall keep accurate Installation records of the location of all facilities in the Rights-of-Way and public ways and furnish them to City upon reasonable request. Grantee shall cooperate with City to furnish such information in an electronic mapping format, if reasonably possible compatible with the then-current City electronic mapping format. Upon completion of new or relocation construction of underground facilities in the Rights-of-Way and public ways, Grantee shall provide City with Installation records in an electronic format, if reasonably possible compatible with the then-current City electronic mapping format showing the location of the underground and above ground facilities.

11.	Locating facilities.

a.	If, during the design process for public improvements, City discovers a potential conflict with proposed construction, Grantee shall either: (a) locate and, if necessary, expose its facilities in conflict or (b) use a location service under contract with City to locate or expose its facilities. Grantee is obligated to furnish the location information in a timely manner, but in no case longer than thirty (30) days.

b.	City reserves the prior and superior right to lay, construct, erect, install, use, operate, repair, replace, remove, relocate, regrade, widen, realign, or maintain any Rights-of-Way and public ways, aerial, surface, or subsurface improvement, including but not limited to water mains, traffic control conduits, cable and devices, sanitary or storm sewers, subways, tunnels, bridges, viaducts, or any other public construction within the Rights-of-Way of City limits.

12.	City’s rights. Subject to Applicable Laws, when City uses its prior superior right to the Rights-of-Way and public ways, Grantee shall move its property that is located in the Rights-of-Way and public ways, at its own cost, to such a location as City directs. Nothing in this Franchise shall be construed to prevent City from constructing, maintaining, repairing or relocating sewers; grading, paving, maintaining, repairing, relocating and/or altering any Right-of-Way; constructing, laying down, repairing, maintaining or relocating any water mains; or constructing, maintaining, relocating, or repairing any sidewalk or other public work.

13.	Relocation delays.

a.	Subject to Grantee’s compliance with Section 3.12 above, if Grantee’s relocation effort so delays construction of a public project causing City to be liable for delay damages, Grantee shall reimburse City for those damages attributable to the delay created by Grantee. In the event Grantee should dispute the amount of damages attributable to Grantee, the matter shall be referred to the City engineer for a decision. In the event that Grantee disagrees with the City engineer’s decision, the matter shall be submitted to the Mayor for determination, whose decision shall be final and binding upon Grantee as a matter of City review, but nothing herein waives any right of appeal to the courts.

b.	In the event City becomes aware of a potential delay involving Grantee’s facilities, City shall promptly notify Grantee of this potential delay.

14.	Interference with City Facilities. The Installation, use and maintenance of the Grantee’s facilities within the Rights-of-Way and public ways authorized herein shall be in such a manner as not to interfere with City’s placement, construction, use and maintenance of its Rights-of-Way and public ways, Rights-of-Way lighting, water pipes, drains, sewers, traffic signal systems or other City systems that have been, or may be, installed, maintained, used or authorized by City.

15.	Interference with Utility Facilities.

a	Grantee agrees not to install, maintain or use any of its facilities in such a manner as to damage or interfere with any existing facilities of another utility located within the Rights-of-Way and public ways of City and agrees to relocate its facilities, if necessary, to accommodate another City facility relocation.

b	Nothing in this section is meant to limit any rights Grantee may have under Applicable Laws to be compensated for the cost of relocating its facilities from the utility that is requesting the relocation.

16.	Collocation. To maximize public and employee safety, to minimize visual clutter of aerial plant, and to minimize the amount of trenching and excavation in and along City Rights-of-Way and sidewalks for underground plant, Grantee shall make every commercially reasonable effort to collocate compatible facilities within the Rights-of-Way subject to the engineering requirements of the owners of utility poles and other facilities.

17.	Safety Requirements.

a.	Grantee shall at all times employ ordinary and reasonable care and shall install and maintain in use nothing less than commonly accepted methods and devices for preventing failures and accidents which are likely to cause damage or injuries.

b.	Grantee shall install and maintain its System and other equipment in accordance with City’s codes and the requirements of the National Electric Safety Code and all other applicable FCC, state and local regulations, and in such manner that they will not interfere with City communications technology related to health, safety and welfare of the residents.

c.	Cable System structures, and lines, equipment and connections in, over, under and upon the Rights-of-Way of City, wherever situated or located, shall at all times be kept and maintained in good condition, order, and repair so that the same shall not menace or endanger the life or property of City or any Person.

SECTION 4.

DESIGN PROVISIONS

1.	System Upgrade/Construction: Minimum Channel Capacity.

a.	Grantee shall operate and maintain for the term of this Franchise a System providing a minimum of 750 MHz capacity. Design specifications found in Exhibit E attached hereto are hereby incorporated as part of this Franchise.

b.	The System will utilize a hybrid fiber-coaxial architecture. In addition, the System will be designed with the capability to transmit return signals upstream in the 5-40 MHz spectrum. In conjunction with the upgrade/construction, Grantee shall replace any existing headend equipment with state-of-the-art standard frequency headend equipment which is technically necessary to meet FCC technical standards.

c.	Grantee shall operate and maintain a System capable of providing non-video services such as high-speed data transmission, Internet access, and Other Programming Services.

d.	All final programming decisions remain the discretion of Grantee in accordance with this Franchise, provided that Grantee notifies City and Subscribers in writing thirty (30) days prior to any Channel additions, deletions, or realignments, and further subject to Grantee’s signal carriage obligations hereunder and pursuant to 47 U.S.C. § 531-536, and further subject to City’s rights pursuant to 47 U.S.C. § 545. Location and relocation of the PEG Channels shall be governed by Section 6 and Exhibit B.

2.	System Construction.

On or about thirty (30) days prior to any system construction, affected Subscribers will receive a letter notifying them of same, which letter shall include Grantee’s telephone number that Subscribers can use to contact Grantee with any questions or concerns they may have. No less than forty-eight (48) hours before construction, all affected houses will receive written notification regarding Grantee’s construction schedule which will also include the scope of work to be performed and Grantee’s telephone number. Nothing shall prohibit Grantee from consolidating the notices required in this subparagraph.

3.	Interruption of Service. Grantee shall interrupt Service only for good cause and for the shortest time possible. Such interruption shall occur during periods of minimum use of the System. If Service is interrupted for a total period of more than twenty-four (24) continuous hours in any thirty (30) day period, Subscribers shall be credited pro rata for such interruption.

4.	Emergency Alert Capability. Grantee shall immediately provide the System capability to allow the City to transmit from the Emergency Operation Center, 911 Communications Parkway, or other said location at City’s discretion, an emergency alert signal to all participating Subscribers, in the form of an audio message on all Channels within the City simultaneously in the event of disaster or public emergency. The City shall be solely responsible for the content of any message which the City generates on the emergency alert system. Grantee shall only be responsible for the proper functioning of the emergency alert system. In addition, Grantee shall at all times comply with the Emergency Alert System standards pursuant to Title 47, Section 11, Subparts A-E of the Code of Federal Regulations, as may be amended or modified from time to time.

5.	Technical Standards. The technical standards used in the operation of the System shall comply, at minimum, with the technical standards promulgated by the FCC relating to Cable Systems pursuant to Title 47, Section 76, Subpart K of the Code of Federal Regulations, as may be amended or modified from time to time, which regulations are expressly incorporated herein by reference. In addition, Grantee is subject to the technical standards outlined in Exhibit E attached hereto.

6.	Special Testing.

a.	City shall have the right to inspect and test all construction or Installation work performed pursuant to the provisions of the Franchise. In addition, City may require special testing of a location or locations within the System as desired at any time during the term of this Franchise. Demand for such special tests may be made on the basis of complaints received or other evidence indicating an unresolved controversy or noncompliance or for routine verification of Grantee’s compliance with FCC technical standards. City shall endeavor to so arrange its request for such special testing so as to minimize hardship or inconvenience to Grantee or to the Subscribers caused by such testing.

b.	Before ordering such tests, Grantee shall be afforded thirty (30) days advance written notice. City shall meet with Grantee prior to requiring special tests to discuss the need for such and, if possible, visually inspect those locations which may be the focus of concern. If, after such meetings and inspections, City wishes to require special tests and the thirty (30) days have elapsed, the tests shall be conducted by Grantee at Grantee’s expense and may be observed by a qualified engineer selected by City. Grantee shall participate and cooperate in such testing and shall not assess City or Subscribers any additional fees or costs associated with time or labor Grantee may incur as a result of its participation in such testing.

7.	FCC Reports. The results of any tests required to be filed by Grantee with the FCC shall upon request of City also be filed with City or its designee within ten (10) days of the date of request.

8.	Interconnection. At the request of the City, Grantee shall interconnect with adjacent Cable Systems to facilitate the two-way distribution of PEG Access Channels and/or Institutional Network. All decisions regarding whether to interconnect and the terms and conditions of any such interconnect shall be a matter of agreement between the cable operators involved. If the cable operators are unable to reach agreement the City shall, in its sole discretion, have authority to impose reasonable interconnection requirements and the costs of such interconnection shall be proportionately divided between the cable operators.

9.	Annexation. Upon the annexation of any additional land area by the City, if the annexed area is not currently served by a cable operator it will be subject to the other provisions of this Section 4. If the annexed area is served by a cable operator, Grantee has the option to extend its Cable System to the newly annexed area if Grantee determines that it is economically feasible to do so. Upon the annexation of any additional land area by the City, the annexed area shall be subject to all the terms of this Franchise upon sixty (60) days of written notification by the City to Grantee. A cable operator other than Grantee whose Cable System already passes homes in an annexed area shall not extend its Cable System beyond those homes which it passes at the time the annexation occurs unless it otherwise obtains a franchise from the City.

10.	Line Extension.

a.	Grantee shall construct and operate its Cable System so as to provide Service to all parts of its Franchise area as provided in this Franchise and having a density equivalent of thirty (30) residential units per cable mile of System, as measured from the nearest tap on the Cable System.

b.	Where the density is less than that specified above, Grantee shall inform Persons requesting Service of the possibility of paying for Installation or a line extension and shall offer to provide them with a free written estimate of the cost, which shall be provided within fifteen (15) working days of such a request. The charge for Installation or extension for each Person requesting Service shall not exceed a pro rata share of the actual cost of extending the Service.

c.	Any residential and/or commercial unit located within one hundred fifty (150) feet of the nearest tap on Grantee’s System shall be connected to the System at no charge other than the Standard Installation charge. Grantee shall, upon request by any potential Subscriber residing in City beyond the one hundred fifty (150) foot limit, extend Service to such Subscriber provided that the Subscriber shall pay the net additional Drop costs.

d.	Under Normal Operating Conditions, if Grantee cannot perform Installations within the times specified in applicable customer standards, the Subscriber may request and is entitled to receive a credit equal to the charge for a Standard Installation. For any Installation that is not a free Installation or a Standard Installation, Grantee shall provide the Subscriber with a written estimate of all charges within seven (7) days of a request by the Subscriber. Failure to comply will subject Grantee to appropriate enforcement actions. This section does not apply to the introduction of new products and services when Grantee is utilizing a phased introduction.

11.	Lockout Device. Upon the request of a Subscriber, Grantee shall make available by sale or lease a Lockout Device allowing Channels on the System to be blocked.

SECTION 5.

SERVICE PROVISIONS

1.	Regulation of Service Rates. City may regulate rates for the provision of Cable Service, equipment, or any other communications service provided over the System in accordance with applicable federal law, in particular 47 C.F.R. Part 76 subpart N. In the event the City has the legal authority to regulate rates and chooses to regulate rates it shall, in accordance with 47 C.F.R. § 76.910, obtain certification from the FCC, if applicable. The City shall follow all applicable FCC rate regulations and shall ensure that appropriate personnel are in place to administer such regulations. City reserves the right to regulate rates for any future Services to the extent permitted by law.

2.	Non-Standard Installations. Grantee shall install and provide Cable Service to any Person requesting other than a Standard Installation provided that said Cable Service can meet FCC technical specifications and all payment and policy obligations are met. In such case, Grantee may charge for the incremental increase in material and labor costs incurred beyond the Standard Installation.

3.	Sales Procedures. Grantee shall not exercise deceptive sales procedures when marketing any of its Services within City. In its initial communication or contact with a non-Subscriber or current Subscriber seeking alternative options, Grantee shall inform the non-Subscriber of all levels of Service available, including the lowest priced Basic Cable Service tier and free Service tiers. Grantee shall have the right to market door-to-door during reasonable hours consistent with local ordinances and regulation.

4.	Consumer Protection and Service Standards. Grantee shall maintain a convenient local customer service and bill payment location in the City for receiving Subscriber payments, handling billing questions, equipment replacement and customer service information. The Grantee shall comply with the standards and requirements for customer service set forth below and shall comply with all applicable regulations relating to customer service obligations, including any amendments to 47 C.F.R. § 76.309 during the term of this Franchise.

a.	Cable System office hours and telephone availability.

i.	Grantee will maintain a local, toll-free or collect call telephone access line which will be available to its Subscribers twenty-four (24) hours a day, seven (7) days a week.

(1)	Trained Grantee representatives will be available to respond to customer telephone inquiries during Normal Business Hours.

(2)	After Normal Business Hours, the access line may be answered by a service or an automated response system, including an answering machine. Inquiries received after Normal Business Hours must be responded to by a trained Grantee representative on the next business day.

ii.	Under Normal Operating Conditions, telephone answer time by a customer representative, including wait time, shall not exceed thirty (30) seconds when the connection is made. If the call needs to be transferred, transfer time shall not exceed thirty (30) seconds. These standards shall be met no less then ninety percent (90%) of the time under Normal Operating Conditions, measured on a quarterly basis.

iii.	Grantee shall not be required to acquire equipment or perform surveys to measure compliance with the telephone answering standards above unless an historical record of complaints indicates a clear failure to comply.

iv.	Under Normal Operating Conditions, the customer will receive a busy signal less than three percent (3%) of the time.

v.	Customer service center and bill payment locations will be open at least during Normal Business Hours and will be conveniently located.

b.	Installations, Outages and Service Calls. Under Normal Operating Conditions, each of the following standards will be met no less than ninety-five percent (95%) of the time measured on a quarterly basis.

i.	Standard Installations will be performed within seven (7) business days after an order has been placed. “Standard” Installations are those that are located up to one hundred fifty (150) feet from the existing distribution system.

ii.	Excluding conditions beyond the control of Grantee, Grantee will begin working on “Service Interruptions” promptly and in no event later than twenty-four (24) hours after the interruption becomes known. Grantee must begin actions to correct other Service problems the next business day after notification of the Service problem.

iii.	The “appointment window” alternatives for Installations, Service calls, and other Installation activities will be either a specific time or, at maximum, a four (4) hour time block during Normal Business Hours.

(Grantee may schedule Service calls and other Installation activities outside of Normal Business Hours for the express convenience of the customer.)

iv.	Grantee may not cancel an appointment with a customer after the close of business on the business day prior to the scheduled appointment.

v.	If Grantee’s representative is running late for an appointment with a customer and will not be able to keep the appointment as scheduled, the customer will be contacted. The appointment will be rescheduled, as necessary, at a time which is convenient for the customer.

c.	Communications between Grantee and Subscribers.

i.	Notifications to Subscribers:

(1)	Grantee will provide written information on each of the following areas at the time of Installation of Service, at least annually to all Subscribers, and at any time upon request:

(a)	Products and Services offered;

(b)	Prices and options for programming Services and conditions of subscription to programming and other Services;

(c)	Installation and Service maintenance policies;

(d)	Instructions on how to use the Cable Service;

(e)	Channel positions of programming carried on the System; and

(f)	Billing and complaint procedures, including the address and telephone number of the City’s cable office.

(2)	Subscribers will be notified of any changes in rates, programming Services or Channel positions as soon as possible in writing. Notice must be given to Subscribers a minimum of thirty (30) days in advance of such changes if the change is within the control of the Grantee. In addition, the Grantee shall notify Subscribers thirty (30) days in advance of any significant changes in the other information required by Section 5.4(c)(i)(l).

(3)

In addition to the requirement of subparagraph (2) of this section regarding advance notification to Subscribers of any changes in rates, programming services or Channel positions, Grantee shall give thirty (30) days written notice to both Subscribers and the

City before implementing any rate or Service change. Such notice shall state the precise amount of any rate change and briefly explain in readily understandable fashion the cause of the rate change (e.g., inflation, change in external costs or the addition/deletion of Channels). When the change involves the addition or deletion of Channels, each Channel added or deleted must be separately identified. For purposes of the carriage of digital broadcast signals, the Grantee need only identify for Subscribers, the television signal added and not whether that signal may be multiplexed during certain dayparts.

(4)	To the extent Grantee is required to provide notice of Service and rate changes to Subscribers, the Grantee may provide such notice using any reasonable written means at its sole discretion.

(5)	Notwithstanding any other provision of this section, Grantee shall not be required to provide prior notice of any rate change that is the result of a regulatory fee, Franchise Fee, or any other fee, tax, assessment, or charge of any kind imposed by any federal agency, state, or City on the transaction between the Grantee and the Subscriber.

ii.	Billing:

(1)	Consistent with 47 C.F.R. § 76.1619, bills will be clear, concise and understandable. Bills must be fully itemized, with itemizations including, but not limited to, Basic Cable Service and premium Service charges and equipment charges. Bills will also clearly delineate all activity during the billing period, including optional charges, rebates and credits.

(2)	In case of a billing dispute, the Grantee must respond to a written complaint from a Subscriber within thirty (30) days.

iii.	Refunds: Refund checks will be issued promptly, but no later than either:

(1)	The Subscriber’s next billing cycle following resolution of the request or thirty (30) days, whichever is earlier, or

(2)	The return of the equipment supplied by Grantee if Service is terminated.

iv.	Credits: Credits for Service will be issued no later than the Subscriber’s next billing cycle following the determination that a credit is warranted.

Grantee shall provide City with a quarterly compliance report specific to the System in the Service Area, which report information shall describe in detail Grantee’s compliance with each and every term and provision of this section.

5.	Subscriber Contracts. Grantee shall file with City any standard form residential Subscriber contract utilized by Grantee. If no such written contract exists, Grantee shall file with the City a document completely and concisely stating the length and terms of the Subscriber contract offered to customers. The length and terms of any Subscriber contract(s) shall be available for public inspection during Normal Business Hours. A list of Grantee’s current Subscriber rates and charges for Cable Service shall be maintained on file with City and shall be available for public inspection.

6.	Refund Policy. If a Subscriber’s Cable Service is interrupted or discontinued without cause, for twenty-four (24) or more consecutive hours, the Grantee shall, upon request by Subscriber, credit such Subscriber pro rata for such interruption. For this purpose, every month will be assumed to have thirty (30) days.

7.	Late Fees. Grantee shall comply with all applicable state and federal laws with respect to any assessment, charge, cost, fee or sum, however characterized, that the Grantee imposes upon a Subscriber for late payment of a bill. The City reserves the right to enforce Grantee’s compliance with all Applicable Laws to the maximum extent legally permissible.

8.	Local Office Policy.

a.	Grantee shall maintain a location in City for receiving Subscriber inquiries, bill payments, and equipment transfers. The location must be staffed by a Person capable of receiving inquiries and bill payments and the location shall be open a minimum of forty (40) hours per week. In addition, Grantee shall maintain a drop box locations within the Service Area for receiving Subscriber payments after hours.

b.	Payments at Grantee’s drop box locations shall be deemed received on the date such payments are picked up by Grantee which shall occur no less than twenty- four (24) hours after each and every due date for Subscriber bills.

SECTION 6.

ACCESS CHANNEL(S) PROVISIONS

1.	Grantee Support for PEG Access. Grantee shall provide the following support for PEG access usage within the Service Area:

a.	Provision of the Channels designated in Exhibit B of this Agreement for local PEG programming and access use at no charge in accordance with the requirements of Exhibit B.

b.	Support of PEG programming to the extent specified in Exhibit B of this Agreement.

c.	Provision of free public building Installation and Cable Service and a fiber connection to City’s network as more clearly specified in Exhibit B.

2.	Compliance with Federal Law. Grantee and City agree that the PEG access support fee referenced in Exhibit B will not be deemed to be “Franchise Fees” within the meaning of Section 622 of the Cable Act (47 U.S.C. §542), and such obligations shall not be deemed to be (i) “payments in kind” or any involuntary payments chargeable against the Franchise Fees to be paid to the City by Grantee pursuant to Section 7 hereof or (ii) part of the Franchise Fees to be paid to City by Grantee pursuant to Section 7 hereof.

SECTION 7.

OPERATION AND ADMINISTRATION PROVISIONS

1.	Administration of Franchise. The City Administrator or other designee shall have continuing regulatory jurisdiction and supervision over the System and the Grantee’s operation under the Franchise; provided, however, that the City Council shall retain the sole authority to take enforcement action pursuant to this Franchise.

2.	Delegated-Authority. The City may appoint a citizen advisory body or may delegate to any other body or Person authority to monitor the performance of Grantee pursuant to the Franchise. Grantee shall cooperate with any such delegates of City.

3.	Franchise Fee.

a.	During the term of the Franchise, Grantee shall pay quarterly to City a Franchise Fee in an amount equal to five percent (5%) of its quarterly Gross Revenues, or such other amounts as are subsequently permitted by federal statute.

b.	Any payments due under this provision shall be payable quarterly. The payment shall be made within forty-five (45) days of the end of each of Grantee’s fiscal quarters together with a report showing the basis for the computation in form and substance substantially the same as Exhibit F attached hereto. In the event that a Franchise Fee payment or other sum due is not received by the City on or before the date due, or is underpaid, Grantee shall pay in addition to the payment, or sum due, interest from the due date at an annual rate equal to prune plus two percent (2%).

c.	All amounts paid shall be subject to audit and recomputation by City and acceptance of any payment shall not be construed as an accord that the amount paid is in fact the correct amount. In the event the City should conduct a review of Grantee’s books and records pursuant to Section 7.6 of this Franchise and such review indicates a Franchise Fee underpayment of two percent (2%) or more, the Grantee shall assume all reasonable documented costs of such audit, and pay same upon demand by the City.

4.	Discounted Rates. If Grantee’s Subscribers are offered what is, in effect, a discount for “bundled” services (i.e. Subscribers obtain Cable Services and some other, non-cable goods or service) then for the purpose of calculating Gross Revenues, the discount shall be applied proportionately to cable and non-cable goods and services, in accordance with the following example:

Assume a Subscriber’s charge for a given month for Cable Service alone would be $40, for local telephone service alone would be $30, and for high-speed service alone would be $30, for a total of $100. In fact, the three (3) services are offered in effect at a combined rate where the Subscriber receives what amounts to a twenty percent (20%) discount from the rates that would apply to a service if purchased individually (i.e. $80 per month for all three (3) services). The discount (here, $20) for Gross Revenue computation purposes would be applied pro rata so that Gross Revenues for Cable Service are deemed to be $32 ($40 less 20% of $40). The result would be the same if the Subscriber received a $20 discount for telephone service on the condition that he or she also subscribes to Cable Service at standard rates.

In no event shall Grantee be permitted to evade or reduce applicable franchise fee payments required to be made to City due to discounted bundled services.

5.	Not Franchise Fees.

a.	Grantee acknowledges and agrees that the Franchisee Fees payable by Grantee to City pursuant to this section shall take precedence over all other payments, contributions, services, equipment, facilities, support, resources or other activities to be provided or performed by Grantee pursuant to this Franchise and that the Franchise Fees provided for in this section of this Franchise shall not be deemed to be in the nature of a tax, and shall be in addition to any and all taxes of general applicability and other fees and charges which Grantee shall be required to pay to City and/or to any other governmental authority, all of which shall be separate and distinct obligations of Grantee.

b.	Grantee shall not apply or seek to apply or make any claim that all or any part of the Franchisee Fees or other payments or contributions to be made by Grantee to City pursuant to this Franchise shall be deducted from or credited or offset against any taxes, fees or assessments or general applicability levied or imposed by City or any other governmental authority, including any such tax, fee or assessment imposed on both utilities and cable operators or their services.

c.	Grantee shall not apply or seek to apply all or any part of any taxes, fees or assessments or general applicability levied or imposed by the City or any other governmental authority (including any such tax, fee or assessment imposed on both utilities and cable operators or their services) as a deduction or other credit from or against any of the Franchise Fees or other payments or contributions to be paid or made pursuant by Grantee to City to this Franchisee which shall be deemed to be separate and distinct obligations of Grantee.

6.

Access to Records. The City shall have the right to inspect, upon reasonable notice and during Normal Business Hours, or require Grantee to provide within a reasonable time copies of any records maintained by Grantee which relate to System operations including specifically Grantee’s accounting and financial records. City acknowledges that some of the records which may be provided by Grantee may be classified as confidential and therefore may subject Grantee to competitive disadvantage if made public. City shall therefore maintain the confidentiality of any and all records provided to it by Grantee which are not required to be made public pursuant to Applicable Laws. Grantee shall produce such books and records for City’s inspection at Grantee’s local office within the Service Area or at such other mutually agreed upon location within the City. To the extent it is necessary for City to send representatives to a location outside of the City to inspect Grantee’s books and records, Grantee shall be responsible for all travel costs incurred by City representatives.

7.	Reports and Maps to be Filed with City.

a.	Grantee shall file with the City, at the time of payment of the Franchise Fee, a report of all Gross Revenues in form and substance as Exhibit F attached hereto.

b.	If required by City, Grantee shall provide City a written or computer-stored record of all service calls and interruptions or degradation of Service experienced for the preceding two (2) years, provided that such complaints result in or require a service call, subject to the Subscriber’s right of privacy.

c.	City and Grantee shall mutually agree, at the times and in the form prescribed, such other reasonable reports with respect to Grantee’s operations pursuant to this Franchise.

d.	If required by City, Grantee shall furnish to and file with City Administrator the maps, plats, and permanent records of the location and character of all facilities constructed, including underground facilities, and Grantee shall file with City updates of such maps, plats and permanent records annually if changes have been made in the System.

8.	Periodic Evaluation.

a.	City may require evaluation sessions at any time during the term of this Franchise, upon fifteen (15) days written notice to Grantee.

b.	Topics which may be discussed at any evaluation session may include, but are not limited to, application of new technologies, System performance, programming offered, access Channels, facilities and support, municipal uses of cable, Subscriber rates, customer complaints, amendments to this Franchise, judicial rulings, FCC rulings, line extension policies and any other topics City deems relevant.

c.	As part of any periodic evaluation proceeding the City shall have the right to visit and/or inspect the Grantee’s headend facility, customer service center and any other facilities of Grantee whether or not located in the City to the extent such facilities are in any way related to Grantee’s ability to provide Cable Services to the City.

d.	As a result of a periodic review or evaluation session, upon notification from City, Grantee shall meet with City and undertake good faith efforts to reach agreement on changes and modifications to the terms and conditions of the Franchise which are both economically and technically feasible as measured over the remaining life of the Franchise.

SECTION 8.

GENERAL FINANCIAL AND INSURANCE PROVISIONS

1.	Letter of Credit

a.	In the event that the City has reason to believe that the Grantee has defaulted in the performance of any provision of this Franchise, except as excused by force majeure, the City shall notify the Grantee in writing, by certified mail, of the provision or provisions of which the City believes Grantee to be in default and the details relating thereto (“Alleged Default Notice”).

b.	Within ten (10) days of receipt of an Alleged Default Notice from the City, Grantee shall provide the City with an irrevocable letter of credit in the sum of Seventy-Five Thousand and No/100 Dollars ($75,000.00). The letter of credit shall insure the faithful performance by the Grantee of all the provisions of this Franchise, and compliance with all orders, permits and directions of the City and the payment by Grantee of any claim, penalties, damages, liens and taxes due the City related thereto or which arise by reason of the construction, operation or maintenance of the Cable System. The letter of credit shall be provided by Grantee regardless of whether Grantee disputes the alleged violation. Any failure by Grantee to provide the letter of credit as required herein shall constitute a separate breach of this Franchise. Once the proceeding addressing the alleged violation has been completed the Grantee shall be relieved of maintaining the letter of credit until such time as another alleged violation notification is received by Grantee at which time the process shall begin again.

c.	The Grantee shall have thirty (30) days from the receipt of an Alleged Default Notice to:

i.	Respond to the City in writing, contesting the City’s assertion of default and providing such information or documentation as may be necessary to support the Grantee’s position; or

ii.	Cure any such default. The time for Grantee to correct any violation or liability shall be extended by City if the necessary action to correct such violation or liability is of such a nature or character as to require more than thirty (30) days within which to perform, provided Grantee provides written notice that it requires more than thirty (30) days to correct such violations or liability, commences the corrective action within the thirty (30) day period and thereafter uses reasonable diligence to correct the violation or liability.

d.	In the event that the City finds that Grantee failed to respond to such an Alleged Default Notice to cure the default or to take reasonable steps to cure the default, the City shall promptly schedule a public hearing to consider that matter. The City shall provide written notice at least fourteen (14) days prior to the date of the hearing. The Grantee shall be provided reasonable opportunity to offer evidence and be heard at such public hearing.

e.	In the event that the City, after public hearing, determines that a continuing state of default exists and that its cure is unlikely or untimely, the City may determine to pursue one (1) of the following:

i.	assess liquidated damages in accordance with the schedule set forth in Section 8.2 below;

ii.	determine the amount of actual damages to the City of the default and draw upon all or any appropriate part of the letter of credit provided herein;

iii.	seek specific performance of any provision in this Franchise which reasonably lends itself to such remedy, as an alternative to damages;

iv.	pursue a separate action for damages in a court of competent jurisdiction;

v.	pursue the procedures for revocation of the Franchise under Section 9.2 herein; or

vi.	invoke any other lawful remedy available to the City.

f.	If the City draws upon the letter of credit or any subsequent letter of credit delivered pursuant hereto, in whole or in part, the City shall provide written notice of such draw to Grantee and Grantee shall replace or replenish to its full amount the same within ten (10) days after such notice. This shall be a continuing obligation for any draws upon the letter of credit.

g.	If the City determines that a default exists after a public hearing, the Grantee shall have the right to a review of such decision in any court of competent jurisdiction.

2.	Liquidated Damages

a.	For the violation of any of the following provisions of this Franchise, liquidated damages shall be paid by the Grantee to the City, subject to the due process provisions of Section 8.1 above. Any such liquidated damages shall be assessed as of the date the Grantee received the Alleged Default Notice.

i.	For failure to provide documents, reports, maps or information required by the terms of this Franchise, One hundred and No/100 Dollars ($100.00) for each day that such failure occurs or continues.

ii.	For failure to provide the Cable Services Grantee has agreed to provide, including the requirements to maintain and operate the Cable System in accordance with Section 4 herein, One hundred and No/100 Dollars ($100.00) per day, for each day that such failure occurs or continues

iii.	For failure to comply with Section 6 and Exhibit B regarding PEG Channels, One hundred fifty and No/100 Dollars ($150.00) per day for each day that such violation exists.

iv.	For failure to materially comply with Customer Service Standards set forth in Section 5 herein, one hundred and No/100 Dollars ($100.00) per day for each day the violation continues, except where compliance is measured quarterly, in which case liquidated damages shall be as follows: (a) Franchisee shall be liable for liquidated damages in the amount of two thousand and No/100 Dollars ($2,000.00) for the first offence for each quarter in which such standards were not met; four thousand and No/100 Dollars ($4,000.00) for the second offence for each quarter in which such standards were not met; and six thousand and No/100 Dollars ($6,000.00) for the third offence for each quarter in which such standards were not met.

b.	Each of the above-mentioned cases of non-compliance result in damage to the City, its residents, businesses and institutions, compensation for which will be difficult or impossible to ascertain. The Grantee agrees that the liquidated damages in the amounts set forth above are fair and reasonable compensation for such damage. The Grantee agrees that said foregoing amounts are liquidated damages not a penalty or forfeiture, and are within one (1) or more exclusions to the term “Franchise Fee” provided by Section 622(g)(2)(A)-(D) of the Cable Act.

c.	Payment of liquidated damages mandated by the City in accordance with the terms of this Franchise shall be considered a cure and full and final resolution of the alleged violation for the time period specified and shall not thereafter be considered, for any purpose, as an event of noncompliance for such specified period. Nothing herein shall prevent the City from initiating another violation proceeding pursuant to the terms of this Franchise in the event another alleged violation of such provision of the Franchise should arise.

3.	Liability Insurance.

a.

Upon the effective date, Grantee shall, at its sole expense take out and maintain during the term of this Franchise commercial general liability insurance with a company licensed to do business in the State of Alabama with a rating by A.M. Best & Co. of not less than “B” that shall protect the Grantee, City and its officials, officers, directors, employees and agents from claims which may arise from operations under this Franchise, whether such operations be by the Grantee, its officials, officers, directors, employees and agents or any subcontractors of Grantee. This liability insurance shall include, but shall not be limited to, protection against claims arising from bodily and personal injury and damage to property, resulting from Grantee’s vehicles, products and operations. Grantee shall maintain, throughout the term of the Franchise, liability insurance insuring Grantee and the City in the minimum amounts of:

i.	Three Million and No/100 Dollars ($3,000,000.00) for bodily injury or death to any one (1) Person;

ii,	Three Million and No/100 Dollars ($3,000,000.00) for bodily injury or death resulting from any one accident;

iii.	Five Million and No/100 Dollars ($5,000,000.00) in the form of an umbrella policy.

b.	The following endorsements shall be attached to the liability policy:

i.	The policy shall provide coverage on an “occurrence” basis.

ii.	The policy shall cover personal injury as well as bodily injury.

iii.	The policy shall cover blanket contractual liability subject to the standard universal exclusions of contractual liability included in the carrier’s standard endorsement as to bodily injuries, personal injuries and property damage.

iv.	Broad form property damage liability shall be afforded.

v.	City shall be named as an additional insured on the policy.

vi.	An endorsement shall be provided which states that the coverage is primary insurance and that no other insurance maintained by the City will be called upon to contribute to a loss under this coverage.

vii.	Standard form of cross-liability shall be afforded.

viii.	An endorsement stating that the policy shall not be canceled without thirty (30) days notice of such cancellation given to City.

c.	Grantee shall submit to City documentation of the required insurance, including a copy of the policy showing that the City is an additional insured, as well as all properly executed endorsements.

4.	Indemnification

a.	Grantee shall indemnify, defend and hold City, its officers, boards, commissions, agents and employees (collectively the “Indemnified Parties”) harmless from and against any and all lawsuits, claims, causes or action, actions, liabilities, demands, damages, judgments, settlements, disability, losses, expenses (including attorney’s fees and disbursements of counsel) and costs of any nature that any of the Indemnified Parties may at any time suffer, sustain or incur arising out of, based upon or in any way connected with the Grantee’s operations, the exercise of the Franchise, the breach of Grantee of its obligations under this Franchise and/or the activities of Grantee, it subcontractors, employees and agents hereunder. Grantee shall be solely responsible for and shall indemnify, defend and hold the Indemnified Parties harmless from and against any and all matters relative to payment of Grantee’s employees, including compliance with Social Security and withholdings. Grantee shall not be required to provide indemnification to City for programming cablecast over the PEG access Channels administered by City. Grantee shall not be required to indemnify City for negligence or misconduct on the part of City or its officials, boards, commissions, agents, or employees.

b.	The indemnification obligations of Grantee set forth in this Franchise are not limited in any way by the amount or type of damages or compensation payable by or for Grantee under Workers’ Compensation, disability or other employee benefit acts, acceptance of insurance certificates required under this Franchise or the terms, applicability or limitations of any insurance held by Grantee.

c.	City does not, and shall not, waive any rights against Grantee which it may have by reason of the indemnification provided for in this Franchise, because of the acceptance by City, or the deposit with City by Grantee, of any of the insurance policies described in this Franchise.

d.	The indemnification of City by Grantee provided for in this Franchise shall apply to all damages and claims for damages of any kind suffered by reason of any of the Grantee’s operations referred to in this Franchise, regardless of whether or not such insurance policies shall have been determined to be applicable to any such damages or claims for damages.

5.	Grantee’s Insurance.

Grantee shall not commence any Cable System reconstruction work or permit any subcontractor to commence work until all insurance required under this Franchise has been obtained. Said insurance shall be maintained in full force and effect until the expiration of this Franchise.

a.	In order for City to assert its rights to be indemnified, defended, and held harmless, City must, with respect to each claim:

i.	Promptly notify Grantee in writing of any claim or legal proceeding which gives rise to such right;

ii.	Afford Grantee the opportunity to participate in and fully control any compromise, settlement or other resolution or disposition of any claim or proceeding; and

iii.	Fully cooperate with reasonable requests of Grantee, at Grantee’s expense, in its participation in, and control, compromise, settlement or resolution or other disposition of such claim or proceeding subject to subparagraph (ii) above.

SECTION 9.

SALE, ABANDONMENT, TRANSFER AND REVOCATION OF FRANCHISE

1.	City’s Right to Revoke.

a.	In addition to all other rights which City has pursuant to law or equity, City reserves the right to commence proceedings to revoke, terminate or cancel this Franchise, and all rights and privileges pertaining thereto, if it is determined by City that after notice and an opportunity to cure as reordered herein;

i.	Grantee has violated material provisions(s) of this Franchise and has not cured; or

ii.	Grantee has attempted to evade any of the provisions of the Franchise; or

iii.	Grantee has practiced fraud or deceit upon City.

b.	City may revoke this Franchise without the hearing otherwise required herein if Grantee is adjudged a bankrupt.

2.	Procedures for Revocation.

a.	City shall provide Grantee with written notice of a Franchise violation consistent with Section 8 of this Franchise and shall allow Grantee thirty (30) days subsequent to receipt of the notice in which to correct the violation or to provide adequate assurance of performance in compliance with the Franchise.

b.	Should City determine to proceed with a revocation proceeding, Grantee shall be provided the right to a public hearing affording due process before the City Council prior to the effective date of revocation. City shall provide Grantee with written notice of its decision together with written findings of fact supplementing said decision.

c.	Only after the public hearing and upon written notice of the determination by City to revoke the Franchise may Grantee appeal said decision with an appropriate state or federal court or agency.

d.	During the appeal period, the Franchise shall remain in full force and effect unless the term thereof sooner expires or unless continuation of the Franchise would endanger the health, safety and welfare of any Person or the public.

3.	Abandonment of Service. Grantee may not abandon the System or any portion thereof without having first given three (3) months written notice to City. Grantee may not abandon the System or any portion thereof without compensating City for damages resulting from the abandonment, including all costs incident to removal of the System.

4.	Removal After Abandonment, Termination or Forfeiture.

a.	In the event of termination or forfeiture of the Franchise or abandonment of the System, City shall have the right to require Grantee to remove all or any portion of the System from all Rights-of-Way and public property within City.

b.	If Grantee has failed to commence removal of System, or such part thereof as was designated by City, within thirty (30) days after written notice of City’s demand for removal is given, or if Grantee has failed to complete such removal within twelve (12) months after written notice of City’s demand for removal is given, City shall have the right to apply funds secured by the letter of credit and performance bond toward removal and/or declare all right, title, and interest to the System to be in City with all rights of ownership including, but not limited to, the right to operate the System or transfer the System to another for operation by it.

5.	Sale or Transfer of Franchise.

a.	No sale or transfer of the Franchise, or sale, transfer, or fundamental corporate change of or in Grantee, including, but not limited to, a fundamental corporate change in Grantee’s parent corporation or any entity having a controlling interest in Grantee, the sale of a controlling interest in the Grantee’s assets, a merger including the merger of a subsidiary and parent entity, consolidation, or the creation of a subsidiary or affiliate entity, shall take place until a written request has been filed with City requesting approval of the sale, transfer, or corporate change and such approval has been granted or deemed granted; provided, however, that said approval shall not be required where Grantee grants a security interest in its Franchise and/or assets to secure an indebtedness.

b.	Any sale, transfer, exchange or assignment of stock in Grantee, or Grantee’s parent corporation or any other entity having a controlling interest in Grantee, so as to create a new controlling interest therein, shall be subject to the requirements of this Section 9.5. The term “controlling interest” as used herein is not limited to majority stock ownership, but includes actual working control in whatever manner exercised. In any event, as used herein, a new “controlling interest” shall be deemed to be created upon the acquisition through any transaction or group of transactions of a legal or beneficial interest of fifteen percent (15%) or more by one (1) Person. Acquisition by one (1) Person of an interest of five percent (5%) or more in a single transaction shall require notice to City.

c.	The Grantee shall file, in addition to all documents, forms and information required to be filed by Applicable Laws, the following:

i.	All contracts, agreements or other documents that constitute the proposed transaction and all exhibits, attachments, or other documents referred to therein which are necessary in order to understand the terms thereof; and

ii.	A list detailing all documents filed with any state or federal agency related to the transaction including, but not limited to the FCC, the FTC, the FEC, the SEC or applicable state departments and agencies. Upon request, Grantee shall provide City with a complete copy of any such document; and

iii.	Any other documents or information related to the transaction as may be specifically requested by the City.

d.	City shall have such time as is permitted by Applicable Laws in which to review a transfer request.

e.	The Grantee shall reimburse City for all the legal, administrative, and consulting costs and fees associated with City’s review of any request to transfer. Nothing herein shall prevent Grantee from negotiating partial or complete payment of such costs and fees by the transferee. Grantee may not itemize any such reimbursement on Subscriber bills, but may recover such expenses in its Subscriber rates.

f.	In no event shall a sale, transfer, corporate change, or assignment of ownership or control pursuant to subparagraph (a) or (b) of this section be approved without the transferee becoming a signatory to this Franchise and assuming all rights and obligations thereunder, and assuming all other rights and obligations of the transferor to the City including, but not limited to, any adequate guarantees or other security instruments required by the City.

g.	In the event of any proposed sale, transfer, corporate change, or assignment pursuant to subparagraph (a) or (b) of this section, City shall have the right to purchase the System.

h.	City shall be deemed to have waived its right to purchase the System pursuant to this section only in the following circumstances:

i.	If City does not indicate to Grantee in writing, within sixty (60) days of receipt of written notice of a proposed sale, transfer, corporate change, or assignment as contemplated in Section 9.5 (g) above, its intention to exercise its right of purchase; or

ii.	It approves the assignment or sale of the Franchise as provided within this section.

i.	No Franchise may be transferred if City determines Grantee is in noncompliance of the Franchise unless an acceptable compliance program has been approved by City. The approval of any transfer of ownership pursuant to this section shall not be deemed to waive any rights of City to subsequently enforce noncompliance issues relating to this Franchise even if such issues predated the approval, whether known or unknown to City.

SECTION 10.

PROTECTION OF INDIVIDUAL RIGHTS

1.	Discriminatory Practices Prohibited. Grantee shall not deny Service, deny access, or otherwise discriminate against Subscribers or general citizens on the basis of race, color, religion, national origin, sex, age, status as to public assistance, affectional preference, or disability. Grantee shall comply at all times with all other Applicable Laws, and all executive and administrative orders relating to nondiscrimination.

2.	Subscriber Privacy.

a.	No signals may be transmitted from a Subscriber terminal for purposes of monitoring individual viewing patterns or practices without the express written permission of the Subscriber. Such written permission shall be for a limited period of time not to exceed one (1) year which may be renewed at the option of the Subscriber. No penalty shall be invoked for a Subscriber’s failure to provide or renew such authorization. The authorization shall be revocable at any time by the Subscriber without penalty of any kind whatsoever. Such permission shall be required for each type or classification of activity planned for the purpose of monitoring individual viewing patterns or practices.

b.	No lists of the names and addresses of Subscribers or any lists that identify the viewing habits of Subscribers shall be sold or otherwise made available to any party other than to Grantee or its agents for Grantee’s service business use or to City for the purpose of Franchise administration, and also to the Subscriber subject of that information, unless Grantee has received specific written authorization from the Subscriber to make such data available. Such written permission shall be for a limited period of time not to exceed one (1) year which may be renewed at the option of the Subscriber. No penalty shall be invoked for a Subscriber’s failure to provide or renew such authorization. The authorization shall be revocable at any time by the Subscriber without penalty of any kind whatsoever.

c.	Written permission from the Subscriber shall not be required for the conducting of system wide or individually addressed electronic sweeps for the purpose of verifying System integrity or monitoring for the purpose of billing. Confidentiality of such information shall be subject to the provision set forth in subparagraph (b) of this section.

d.	Subscribers and non-Subscribers may request to be put on a list to prevent solicitations from Grantee.

e.	Grantee shall not include any mandatory arbitration provisions of any kind in any Subscriber contracts.

SECTION 11.

UNAUTHORIZED CONNECTIONS AND MODIFICATIONS

1.	Unauthorized Connections or Modifications Prohibited. It shall be unlawful for any firm, Person, group, company, corporation, or governmental body or agency, without the express consent of the Grantee, to make or possess, or assist anybody in making or possessing, any unauthorized connection, extension, or division, whether physically, acoustically, inductively, electronically or otherwise, with or to any segment of the System or receive Services of the System without Grantee’s authorization.

2.	Removal or Destruction Prohibited. It shall be unlawful for any firm, Person, group, company, or corporation to willfully interfere, tamper, remove, obstruct, or damage, or assist thereof, any part or segment of the System for any purpose whatsoever,

3.	Penalty. Any firm Person, group, company, or corporation found guilty of violating this section may be fined not less than Twenty and No/100 Dollars ($20.00) and the costs of the action nor more than Five Hundred and No/100 Dollars ($500.00) and the costs of the action for each and every subsequent offense. Each continuing day of the violation shall be considered a separate occurrence.

SECTION 12.

MISCELLANEOUS PROVISIONS

1.	Franchise Renewal. Any renewal of this Franchise shall be performed in accordance with Applicable Laws. The term of any renewed Franchise shall be limited to a period not to exceed fifteen (15) years.

2.	Work Performed by Others. All applicable obligations of this Franchise shall apply to any subcontractor or others performing any work or services pursuant to the provisions of this Franchise, however, in no event shall any such subcontractor or other performing work obtain any rights to maintain and operate a System or provide Cable Service. Grantee shall provide notice to City of the name(s) and address(es) of any entity, other than Grantee, which performs substantial services pursuant to this Franchise.

3.	Amendment of Franchise Ordinance. Grantee and City may agree, from time to time, to amend this Franchise. Such written amendments may be made subsequent to a review session pursuant to Section 7 or at any other time if City and Grantee agree that such an amendment will be in the public interest or if such an amendment is required due to changes in federal, state or local laws; provided, however, nothing herein shall restrict City’s exercise of its police powers.

4.	Compliance with Federal, State and Local Laws.

a.	If any federal or state law or regulation shall require or permit City or Grantee to perform any service or act or shall prohibit City or Grantee from performing any service or act which may be in conflict with the terms of this Franchise, then as soon as possible following knowledge thereof, either party shall notify the other of the point in conflict believed to exist between such law or regulation. Grantee and City shall conform to state and federal laws and regulations and rules regarding cable communications as they become effective.

b.	If any term, condition or provision of this Franchise or the application thereof to any Person or circumstance shall, to any extent, be held to be invalid or unenforceable, the remainder hereof and the application of such term, condition or provision to Persons or circumstances other than those as to whom it shall be held invalid or unenforceable shall not be affected thereby, and this Franchise and all the terms, provisions and conditions hereof shall, in all other respects, continue to be effective and complied with provided the loss of the invalid or unenforceable clause does not substantially alter the agreement between the parties. In the event such law, rule or regulation is subsequently repealed, rescinded, amended or otherwise changed so that the provision which had been held invalid or modified is no longer in conflict with the law, rules and regulations then in effect, said provision shall thereupon return to full force and effect and shall thereafter be binding on Grantee and City.

5.	Nonenforcement by City. Grantee shall not be relieved of its obligations to comply with any of the provisions of this Franchise by reason of any failure or delay of City to enforce prompt compliance. City may only waive its rights hereunder by expressly so stating in writing. Any such written waiver by City of a breach or violation of any provision of this Franchise shall not operate as or be construed to be a waiver of any subsequent breach or violation.

6.	Rights Cumulative. All rights and remedies given to City by this Franchise or retained by City herein shall be in addition to and cumulative with any and all other rights and remedies, existing or implied, now or hereafter available to City, at law or in equity, and such rights and remedies shall not be exclusive, but each and every right and remedy specifically given by this Franchise or otherwise existing or given may be exercised from time to time and as often and in such order as may be deemed expedient by City and the exercise of one or more rights or remedies shall not be deemed a waiver of the right to exercise at the same time or thereafter any other right or remedy.

7.	Grantee Acknowledgment of Validity of Franchise. Grantee acknowledges that it has had an opportunity to review the terms and conditions of this Franchise and that under current law Grantee believes that said terms and conditions are not unreasonable or arbitrary, and that Grantee believes City has the power to make the terms and conditions contained in this Franchise.

8.	Force Majeure. Neither party shall be liable for any failure of performance hereunder due to causes beyond its reasonable control including but not limited to; acts of God, fire, explosion, vandalism, storm or other similar catastrophes; national emergencies; insurrection; riots or wars.

SECTION 13.

PUBLICATION EFFECTIVE DATE; ACCEPTANCE AND EXHIBITS

1.	Publication, Effective Date. This Franchise shall be published in accordance with applicable local and state law. The effective date of this Franchise shall be the date of acceptance by Grantee in accordance with the provisions of Section 13.2.

2.	Acceptance.

a.	Grantee shall accept this Franchise within thirty (30) days of its enactment by the City Council, unless the tune for acceptance is extended by City. Such acceptance by the Grantee shall be deemed the grant of this Franchise for all purposes; provided, however, this Franchise shall not be effective until all City ordinance adoption procedures are complied with and all applicable timelines have run for the adoption of a City ordinance. In the event acceptance does not take place, or should all ordinance adoption procedures and timelines not be completed, this Franchise and any and all rights granted hereunder to Grantee shall be null and void.

b.	Upon acceptance of this Franchise, Grantee and City shall be bound by all the terms and conditions contained herein.

c.	Grantee shall accept this Franchise in the following manner:

i.	This Franchise will be properly executed and acknowledged by Grantee and delivered to City.

ii.	With its acceptance, Grantee shall also deliver any insurance certificates as required herein that have not previously been delivered.

Passed and adopted by the City Council this 6th day of November, 2007.

ATTEST:		CITY OF MONTGOMERY, ALABAMA

By:	/s/ Brenda Sue Blalock	By:	/s/ Bobby Bright
Its:	City Clerk	Its:	May or 11/7/07

ACCEPTED: This Franchise is accepted, and we agree to be bound by its terms and conditions.

KNOLOGY OF MONTGOMERY, INC.

Date: 16th, November 2007	By:	Illegible
	Its:	SVP Operations

SWORN TO BEFORE ME this 16th day of November, 2007.

Cynthia S. Alsabrook
NOTARY PUBLIC

EXHIBIT A

OWNERSHIP

A-1

EXHIBIT B

GRANTEE COMMITMENT TO

PEG ACCESS FACILITIES AND EQUIPMENT

1.	PUBLIC, EDUCATIONAL AND GOVERNMENT (PEG) ACCESS CHANNELS Grantee shall make two (2) video Channels available exclusively for PEG use (“PEG Channels”). Initially the two (2) Channels shall be provided by Grantee for shared PEG access as designated in City’s sole discretion. At least one (1) of the two (2) shared PEG Channels will be located at Channel 96 throughout the term of the Franchise. Grantee shall also make available one (1) additional Channel for PEG use (for a total of three (3) PEG Channels) upon ninety (90) days advance written notice from the City. One (1) of the three (3) Channels shall, upon request of the City, be scrambled for City’s exclusive internal use at no cost to the City. Grantee shall be responsible for all costs associated with said scrambled Channel. The PEG Channels shall be dedicated for PEG use for the term of the Franchise, provided that Grantee may upon written request to City, utilize any PEG Channels for commercial or non-commercial programming when they are not scheduled for PEG use. City and Grantee shall establish rules and procedures for such scheduling in accordance with Section 611 of the Cable Act (47 U.S.C. § 531).

2.	PEG OPERATIONS. City may, in its sole discretion, negotiate agreements with neighboring jurisdictions served by the same Cable System, educational institutions or others to share the expenses of supporting the PEG Channels.

3.	TITLE TO PEG EQUIPMENT. City shall retain title to any PEG equipment currently in use for PEG purposes which was purchased by Grantee during the preceding Franchise term.

4.	RELOCATION OF PEG CHANNELS. Grantee shall not relocate any PEG access Channel to a different Channel number unless specifically required by Applicable Laws or unless otherwise agreed to in writing by City. Grantee shall provide City and all Subscribers with at least sixty (60) days prior written notice of any legally required relocation. In the event any PEG access Channel(s) is relocated, Grantee shall reimburse City up to Fifteen Thousand and No/100 Dollars ($15,000.00) for all costs associated with such move including change of letterhead, promotion of new Channel location and promotional spots for the new location and inform Subscribers of the new Channel location through bill inserts and newspaper advertisements.

5.

PROMOTION OF PEG ACCESS. To the extent permitted by Grantee’s billing process, Grantee shall allow the City to place bill stuffers in Grantee’s Subscriber statements at a cost to the City not to exceed Grantee’s cost, no less frequently than once per year upon the written request of the City and at such times that the placement of such materials would not materially and adversely effect Grantee’s cost for the production and mailing of such statements. The City agrees to pay Grantee in advance for the actual cost of such bill stuffers. Grantee shall also make available PEG access information provided by City in Subscriber packets at the time of Installation and at the counter in the System’s business office serving the Service Area. Grantee shall also distribute, at no charge to City, through advertising insertion equipment, twenty-five (25) weekly promotional and awareness commercial spots, on a “run of schedule” basis, produced at the City’s cost and submitted by the City in a format compatible with such advertising insertion equipment once Grantee has acquired and activated such capability. Grantee shall also include a listing of the known programming to be cablecast on PEG access Channels in or on any electronic program guide of Services for the Cable System.

6.	PEG ACCESS SUPPORT. Grantee shall remit to the City a per Subscriber fee of twenty-five cents ($0.25) per month to fund capital expenditures related solely to public, educational and governmental access (hereinafter “Access Fee”). The Access Fee may be used in City’s sole discretion for PEG capital expenditures. In year five (5) of the term of this Franchise Grantee may require that the City undertake a review of the Access Fee to determine whether such fee should be reduced or eliminated. If so requested the City shall schedule a public hearing to consider the matter and Grantee shall have an opportunity to be heard at such hearing. The City Council shall have sole discretion to determine whether any change to the Access Fee is appropriate. In no event may the Access Fee be increased to more than twenty-five cents ($0.25). Any and all payments by Grantee to City in support of PEG access programming including the Access Fee shall not be deemed “Franchise Fees” within the meaning of Section 622 of the Cable Act (47 U.S.C. Section 542).

The Grantee may, on an annual basis, upon 60 days written request to City, seek verification that the Access Fee has been used for capital purchases related to PEG access. The City shall be permitted to hold all or a portion of the Access Fee from year to year as a designated fund to permit the City to make large capital expenditures, if necessary. Moreover, if City chooses to borrow from itself or a financial institution revenue for large PEG access capital purchases or capital expenditures, City shall be permitted to make periodic repayments using the Access Fee. If Grantee believes City has failed to demonstrate compliance with the expenditure limitations of the Access Fee, Grantee shall provide City with written notice of its objections. The parties shall thereafter meet at the reasonable request of either party to address the objections identified by Grantee. If Grantee reasonably concludes that City has expended Access Fees in a manner inconsistent with the limitations imposed herein, the Grantee may, after thirty (30) days written notice to the City, advise the City of its intention to terminate payment of the Access Fee. If the City disputes Grantee’s allegation the City may commence a franchise violation proceeding against Grantee pursuant to the terms of this Franchise . In the event the City commences a franchise violation proceeding against Grantee, the Grantee shall continue to collect the Access Fee and hold the disputed monies in a separate interest bearing account until a final order is issued and any appeals exhausted. Any monies so held shall be distributed in accordance with any final order (after exhaustion of any and all appeals) or as City and Grantee might agree.

7.	DIGITIZATION OF ANALOG CHANNELS. Grantee may, at its own discretion, move analog PEG Channels to digital format, if and when all Subscribers who wish to receive the Channels already have the necessary equipment to view programs in digital format. Grantee shall enter into good-faith negotiations with the City over the frequency allocation, Channel assignment and menu placement of new PEG digital television Channels prior to making such assignments.

8.	DROPS TO DESIGNATED BUILDINGS.

a.	Grantee shall provide free of charge throughout the term of this Franchise, Installation of one (1) network Drop, one (1) cable outlet, and one (1) Converter, if necessary, and the highest level of Cable Service offered by Grantee, excluding pay-per-view, pay-per-channel (premium) programming, high-speed data services or newly created non-video Cable Services, without charge to the institutions identified on Exhibit C attached hereto and made a part hereof, and such other public institutions subsequently designated by City as determined in City’s sole discretion. This requirement shall not include any digital tier of Services Grantee may offer unless and until such time as Grantee’s digital programming reduces the amount of spectrum available for analog programming to less than approximately sixty (60) Channels of analog programming. Grantee shall be responsible for the costs of extension to subsequently designated institutions for the first five hundred (500) feet as measured from Grantee’s nearest active plant. The institution shall pay the net additional Drop or extension costs beyond the five hundred (500) feet.

b.	In the event Grantee provides cable modem service in the City and passes a location not already receiving cable and cable modem service, Grantee shall provide the public schools (K-12) and the library (and its branches) with free cable modem, free Installation and free monthly cable modem/high-speed data service throughout the term of this Franchise.

c.	Additional Subscriber network Drops and/or outlets in any of the locations identified on Exhibit C will be installed by Grantee at the lowest actual cost of Grantee’s time and material. Alternatively, said institutions may add outlets at their own expense, as long as such Installation meets Grantee’s standards and approval which shall not be unreasonably withheld. Grantee shall have three (3) months from the date of City designation of additional accredited schools or public institutions or relocations to complete construction of the Drop and the outlet unless weather or other conditions beyond the control of Grantee requires more time.

9.	LIVE BROADCAST FACILITIES AND TWO-WAY NETWORK.

a.	Grantee shall, at no cost to City unless otherwise specified herein, provide a return connection to facilitate the exchange of programming, including live cablecasting of programming from those locations identified in Exhibit D, attached hereto and made a part hereof.

b.	The City and Grantee agree that Grantee shall, on or before April 1, 2008, complete all construction work to facilitate a fiber path for live cablecasting from the City Hall to Grantee’s headend.

EXHIBIT C

SERVICE TO PUBLIC AND PRIVATE BUILDINGS

1.	Woodcrest Park Community Center (off Thornwood Dr)
2.	Intermodal Facility (Molton Street)
3.	Fire Department Training Facility (North Court Street)
4.	Gateway Park Lodge

**	Other Buildings owned by the City of Montgomery that are newly constructed or newly purchased subsequent to the effective date of the franchise that are within 300 feet of the Knology cable system

C-1

EXHIBIT D

ADDITIONAL TWO-WAY CONNECTIONS TO PUBLIC INSTITUTIONS

1.	From Cramton Bowl to Troy University (Studio facility)
2.	From Lagoon Park to established City owned fiber network
3.	From Gateway Park to established City owned fiber network
4.	From Museum of Fine Arts to established City owned fiber network
5.	From City Fire Stations to established City owned fiber network

D-1

EXHIBIT E

DESCRIPTION OF SYSTEM

1.	The Cable System shall be designed, constructed, routinely inspected, and maintained to guaranty the Cable System meets or exceeds the requirements of the most current additions of the National Electrical Code (NFPA 70) and the National Electrical Safety Code (ANSI C2). In all matters requiring interpretation of either of these codes, the City’s interpretation shall control over all other sources and interpretations.

2.	General Requirements. Grantee shall use equipment used in high-quality, reliable, modern Cable Systems of similar design.

3.	General Description. The Cable System shall provide Subscribers with a technically advanced and reliable Cable System. The System shall operate with 750 MHz of bandwidth, capable of delivering a minimum of seventy-five (75) Channels of programming. The design will provide the benefits of proven seventy-five (75) Channel electronics while positioning the System for expansion of bandwidth and Channel capacity as technology and future services develop.

4.	Technical Specifications. The System shall meet or exceed FCC requirements. In no event shall the System fall below the following standards:

a.	The System shall be capable of meeting the following distortion parameters:

1.	Carrier to RMS Noise	48 dB
2.	Carrier to Second Order	53 dB
3.	Carrier to Cross Modulation	51 dB
4.	Carrier to Composite Triple Beat	53 dB

b.	The frequency response of a single Channel as measured across any 6 MHz analog Channel shall not exceed +/- 2 dB.

c.	The frequency response of the entire passband shall not exceed N/10+ 2 dB for the entire System where N is the number of amplifiers in cascade.

d.	The System shall be designed such that at a minimum all technical specifications of this Franchise Agreement are met.

e.	The System shall be designed such that no noticeable degradation in signal quality will appear at the Subscriber terminal.

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EXHIBIT F

FRANCHISE FEE PAYMENT WORKSHEET

TRADE SECRET – CONFIDENTIAL

	Month/Year	Month/Year	Month/Year	Total

Basic Cable Service

Installation Charge

Bulk Revenue

Expanded Basic Service

Pay Service

Pay-per-view

Guide Revenue

Franchise Fee Revenue

Advertising Revenue

Home Shopping Revenue

Digital Services

Inside Wiring

Other Revenue

Equipment Rental

Processing Fees

Bad Debt

REVENUE

Fee Calculated

Fee Factor: 5%

F-1